EXHIBIT 5.1


                    [FOSTER PEPPER & SHEFELMAN LETTERHEAD]



December 11, 1998




Board of Directors
Lithia Motors, Inc.
360 E. Jackson St.
Medford, Oregon 97501

     Re:   Form S-8 Registration of 1998 Employee Stock Purchase Plan

Gentlemen:

      This firm is special counsel to Lithia Motors, Inc., an Oregon corporation, (the "Company") and, in that capacity, has assisted in the preparation of certain documents relating to the issuance of up to 250,000 shares of the Company's common stock ("Shares") in accordance with the Company's 1998 Employee Stock Purchase Plan (the "Plan"); in particular, the Company's Registration Statement on Form S-8 (the "Registration Statement").

      In the course of our representation as described above, we have examined the Plan, the Registration Statement as prepared for filing with the Securities and Exchange Commission and related documents and correspondence. We have received from officers of the Company having custody thereof and have reviewed the Restated Articles of Incorporation and the Bylaws of the
Company, and minutes of certain meetings of the Company's Board of Directors. We have also received from the officers of the Company certificates and other representations concerning factual matters. We have received such certificates from, and have had conversations with, public officials in those jurisdictions in which we have deemed it appropriate.

      As to matters of fact, we have relied upon the above certificates, documents and investigation. We have assumed without investigation the genuineness of all signatures and the authenticity and completeness of all of the documents submitted to us as originals and the conformity to authentic and complete original documents of all documents submitted to us as certified or photostatic copies.

      Based upon and subject to all of the foregoing, we are of the opinion that:


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            The Shares have been  validly  authorized,  and (i) when the
            Registration  Statement  has  become  effective;   (ii) such
            state securities laws as may be applicable have been complied with, and (iii) the Shares have been delivered as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

      This opinion is limited to the present laws of the State of Oregon and the United States of America and to the facts bearing on this opinion as they exist on the date of this letter. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.

      This opinion is provided to you as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein. Our opinion is limited to the matters expressly stated herein, and no other opinions may be implied or inferred.

      The opinions expressed herein are for the benefit of and may be relied upon only by you in connection with the Plan. Neither this opinion nor any extract therefrom nor reference thereto shall be published or delivered to any other person or otherwise relied upon without our expressed written consent.

      We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    FOSTER PEPPER & SHEFELMAN, LLP



                                    By: /s/  Kenneth E. Roberts
                                        Kenneth E. Roberts

Portland, Oregon